September 11, 2000



John  E.  Hollingshead
Chief  Executive  Officer
Modular  Processing  Technologies,  Inc.
14019  Southwest  Freeway
Suite  301
Sugar  Land,  TX  77478

Re:     Acquisition  of  Modular  Processing  Technologies,  Inc.  by Affiliated
Resources  Corporation

     We are pleased to express the interest of Affiliated Resources Corporation, a Colorado corporation ("Affiliated") to complete an acquisition of all the outstanding securities of Modular Processing Technologies, Inc., a Nevada corporation ("Modular") on the terms and conditions set forth herein (the "Letter of Intent") and otherwise on such terms as may be mutually agreed by and between Modular and Affiliated. The purpose of this Letter of Intent is to (i) summarize the preliminary discussions and negotiations we have had regarding the proposed acquisition, and (ii) to create a binding obligation on the part of Affiliated to advance funds to Modular pursuant to the Funding Obligations provided herein. Except for the Funding Obligations of Affiliated to advance the Loan to Modular(which are expressly declared to be binding upon Affiliated) and the obligations of Modular to repay the Loan as and to the extent due pursuant to the Promissory Note attached to this Letter of Intent as Exhibit "A," this letter is an expression solely of the parties' mutual interest and is not in any way to be construed as a binding agreement. Any agreement between Affiliated and Modular shall be subject to the execution of a definitive purchase agreement and appropriate related documentation in forms satisfactory to Affiliated and Modular, their counsel, and their respective shareholders and board of directors (the "Acquisition Documents"). This correspondence is not intended to be a comprehensive recitation of the terms of the acquisition nor is it intended to be conclusive as to any and all matters discussed or omitted unless noted to the contrary and the parties acknowledge that the definitive agreements may require additional terms and conditions not necessarily provided in this Letter of Intent.

1.     Purchase  Price  and  Terms.
       ---------------------------

     The  acquisition  will be undertaken on the following terms and conditions:

A. It is anticipated that Affiliated will acquire all of the outstanding common stock of Modular through the use of a new wholly owned acquisition subsidiary corporation ("Newco"), on a federal income tax free reorganization basis which is anticipated to qualify under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The final federal income tax free acquisition structure shall be determined by the parties prior to Closing. All outstanding preferred stock, options, warrants, subscriptions and convertible instruments which give any person or entity the right to acquire Modular common stock will be canceled at the Closing. Any federal income tax liability relating to the transaction contemplated in this Paragraph A, whether imposed on Modular, Affiliated, or the shareholders of either corporation, shall be the sole and exclusive responsibility of Affiliated unless expressly assumed by Modular in writing prior to the Closing of the merger, and if any such tax liability shall be imposed, Affiliated shall pay to the affected taxpayer an amount sufficient to pay such tax liability after payment to the taxpayer of all taxes imposed on the payment from Affiliated. Any federal income tax liability of the transaction shall be the responsibility of Affiliated unless otherwise assumed in writing by Modular.

A. Affiliated's due diligence must confirm that the following assets are to be acquired (or shall remain the assets of Modular) (subject to funding and escrow requirements as hereinafter provided) at closing of the transaction:

i. All contracts signed and in force, or identified in writing, with Rosneftegastroy ("RNGS") to sell oil and gas related equipment, in particular modular oil processing plants and remote field units in Russia, the former
Russian  Republics,  the  Middle  East,  and  China;

i. All contracts signed and in force, or identified in writing, to sell oil and gas related equipment in the United States or elsewhere;

i. Any and all ownership, equity participation, and fees related to the current, or identified projects and backlog of projects of Modular;

i. Any and all benefits of any funding commitments, direct funding, and/or fundings arranged or committed to third parties for the benefit of Modular, including but not limited to Fieldstone Services Corporation, World Bank guaranties, and Eximbank Trade Finance;

i. All rights, title, and interest in contracts, options, or other rights to acquire Val Verde Corporation or its assets, including but not limited to its intellectual property, subject to reinstatement of the contracts.

i. The rights to representation of, or contractual benefits arising from, any agreements now in place or identified in writing with the RGNS London Group;

i. Employment agreements for the key officers of Modular, including John E. Hollingshead and John Watson, mutually satisfactory to Affiliated and the individuals;

i. The contractual services of R.F. Bearden Associates, Inc., designating Ron F. Bearden as the principal consultant to Modular; and

i. Any and all other identified or proprietary assets which materially affect the business operations of Modular in the design, engineering, and fabrication of modular and remote oil and gas processing units.

i. One hundred percent (100%) of the common stock of Val Verde International, Inc., a Texas corporation.

A. At the Closing (if a 368(a)(1)(A)) merger, and in consideration for the surrender by the Modular shareholders of their Modular stock, Affiliated shall issue to the Modular shareholders an aggregate of 10,000,000 shares of fully paid and non-assessable Affiliated Preferred Stock (the "Shares"), having the following rights and preferences:

i. The Shares shall pay a progressive dividend, unless and until the Shares are converted into Affiliated common stock, as follows:

(a) From the date of issuance through December 31, 2001, the Shares shall pay a monthly dividend in the amount of $0.28667 per share. This dividend shall be payable only out of Modular net income before any allocation or charge for general and administrative expenses of Affiliated (if the amount of Modular net income is less than the 8% dividend, the dividend shall be payable only up to the amount of net income), and shall be cumulative only in the event the dividend is not paid for a reason other than the net income limitation discussed herein;

(b) For the period between January 1, 2001 and June 30, 2001, the Shares shall pay a quarterly dividend equal to 50% of the net income of Modular before any allocation or charge for general and administrative expenses of Affiliated;

(c) From July 1, 2001 and thereafter, the Shares shall pay a quarterly dividend equal to 100% of the net income of Modular before any allocation or charge for general and administrative expenses of Affiliated;

ii. The Shares shall be subject to a mandatory conversion, at the option and notification by the Shareholders of Modular, upon (i) obtaining approval of the Affiliated shareholders for said conversion, into Affiliated common stock at a rate of 2.15 shares of common stock for every one (1) share of Preferred Stock;
(ii) any governmental approval that may be necessary; and (iii) delivery of a legal opinion of securities counsel for Affiliated that the transaction is valid and binding and that all necessary consents or approval have been obtained. This conversion ratio will not be affected by any forward or reverse stock split of the Affiliated common stock. All such Affiliated Common Stock issued upon the conversion of any Shares shall be registered shares which are freely tradable under all federal and State law. The foregoing conversion ratio shall be adjusted if and to the extent required to protect the holders of the Shares against dilution pursuant to customary anti-dilution protection provisions.

iii. The Preferred Shares shall be entitled to a liquidation preference equal to the sum of (a) all accrued and unpaid dividends, plus (b) an amount equal to the lesser of (1) all net income of Modular (determined without regard to intercompany amounts owed to or from Affiliated) earned from the Closing through the date of liquidation and (2) $43,000,000.

iv. Affiliated will issue an aggregate of 4,500,000 shares of common stock, restricted in accordance with Rule 144 but with registration rights on Form S-8, to the principals of R.F. Bearden Associates, Inc. who acted as consultants in this transaction.

D. Within five (5) days after execution of this Letter of Intent, and upon execution of a Secured Promissory Note in substantially the form as set forth in Exhibit A attached hereto, Affiliated shall loan the sum of $200,000.00 to Modular. In addition, Affiliated shall provide Modular with $100,000.00 as a loan or working capital upon the earlier of (i) five (5) business days after the Closing or (ii) September 30, 2000, and thereafter as additional working capital of $100,000.00 on or before October 30, 2000 and $100,000.00 on or before November 30, 2000 (the "Escrow Period"). Thereafter, Affiliated shall provide, by the 30th of each month, commencing December 30, 2000, additional working capital of $100,000.00 per month for five (5) months aggregating $1,000,000.00 in capital advances for all funds pursuant to this Section 1(D) (the "Funding Obligation"). The parties expressly intend and agree that the obligations of Affiliated to advance monies to Modular pursuant to the foregoing Funding Obligations shall be the enforceable, legal and binding commitment of Affiliated. Further, the parties acknowledge and agree that it would be difficult and/or impracticable to measure accurately the damages that would be suffered by Modular if Affiliated breaches any one or more of the Funding Obligations. Accordingly, if Affiliated fails to advance the funds required under any one or more of the Funding Obligations, Modular shall retain as liquidated damages, the sum of $200,000.00. The parties expressly agree that the foregoing sum represents a good faith estimate of the amount required to compensate Modular for damages that result from breach of the Funding Obligations. The failure of Affiliated to provide the funds during the Escrow Period shall be a breach of the acquisition agreements and shall entitle Modular to rescind the transaction contingent upon repayment of the Affiliated advances, less an offset or credit in the amount of $200,000.00 for the liquidated damages due to Modular as provided above.

D. Affiliated represents that the current authorized number of shares of common stock is 50,000,000 of which 25,635,358 had been issued and are outstanding. No warrants, options, or other rights to shares of the company exist except for as otherwise disclosed on Exhibit B attached hereto.

2.     Formal  Agreement  Contemplated
       -------------------------------

     The acquisition will be undertaken pursuant to a formal Acquisition Agreement to be negotiated, executed, and delivered between the parties. Such Acquisition Agreement will contain the terms and conditions of this Letter of Intent, as well as representations, warranties, covenants and conditions usual and customary in the transactions of this kind. Any dispute regarding representations, warranties, covenants and conditions, usual and customary, shall be resolved by reference to the current American Bar Association model form of Stock Purchase Agreement with all non-monetary representations, where appropriate, limited to the best knowledge of Affiliated or Modular.

     Affiliated also agrees that at closing any material monetary obligations due to creditors, whether affiliated or nonaffiliated, of a potential value greater than $50,000.00, shall be comprised with a standstill agreement between the creditor and Affiliated for a time period of not less than six months, except lawsuits identified in Exhibit C hereto. During the negotiations of the Acquisition Agreement, each of Affiliated and Modular and any of their assignees or nominees will be subject to the provisions of this Letter of Intent. After the execution of the Acquisition Agreement, the rights and obligations of the parties will be determined solely by the Acquisition Agreement; however, any representations, warranties, and covenants shall survive the closing for at least one year. Except as expressly disclosed on Exhibit "C" attached to this Letter of Intent, Affiliated represents and warrants, to the best of its knowledge, that there are no other outstanding obligations or liabilities of Affiliated, contingent or non-contingent, liquidated, unliquidated or otherwise, nor any actions or suits pending or threatened which could result in any such liability or obligation (with such representation extending to any and all such obligations, liabilities, suits or actions regardless of whether it must be accrued or noted on the financial statements of Affiliated pursuant to the requirements of GAAP, the rules or regulations of the U.S. Securities and Exchange commission, or otherwise). The parties hereto shall use their best efforts to prepare the Acquisition Agreement within fifteen (15) days of execution of this Letter of Intent. The acquisition shall be consummated upon execution of the Acquisition Agreement by both parties and delivered to the Escrow Agent (the "Closing").

2.     Effective  Dates.
       ----------------

     The acquisition will be effective as of the Closing, and after any necessary consents required by any governmental agency, regulatory authority, or stock exchange has been obtained.

2.     Additional  Conditions  to  Closing.
       -----------------------------------

     Notwithstanding any other provision of this Letter of Intent, the Closing of this transaction shall be subject to the satisfaction of the following conditions:

     By  Affiliated.
     --------------

A. The satisfactory review of all the books and materials of Modular by Affiliated, its agents and advisors.

B. The negotiation and execution of the definitive acquisition agreement and ancillary documents;

C. There is no material adverse change in the financial condition or business affairs of Modular since the date of this Letter of Intent.

D. Three board of directors of the authorized five total directors for Affiliated (currently only three directors) to be nominated and approved by Modular.

By  Modular.
-----------

A. The satisfactory review of all the books and materials of Affiliated by Modular, its agents and advisors.

B. The negotiation and execution of the definitive acquisition agreement and ancillary documents;

C. There is no material adverse change in the financial condition or business affairs of Affiliated since the date of this Letter of Intent.

D. There has been no issuance of any additional preferred or common stock of Affiliated or contractual rights thereto, without the written consent of Modular.

E. Any and all required governmental or other approvals (including any required approvals of shareholders) shall have been obtained and remain in full force and effect.

F. Modular shall have received an opinion of counsel or other evidence satisfactory to Modular and its counsel that the transactions contemplated in this Letter of Intent will qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and all regulatory, administrative and decisional authority thereunder.

G. As of the Closing, John E. Hollingshead shall be the duly elected and incumbent President and Chief Executive Officer of both Modular and Affiliated.


2.     Access  to  Information.
       -----------------------

     Each of Affiliated and Modular, together with each of their appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of the other and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other party.

2.          Costs.
            -----

     Each of Affiliated and Modular shall bear their own expenses including, without limitation, fees of legal counsel, accountants and other consultants or representatives incurred in connection with the transactions contemplated hereby, whether or not they are consummated.

2.     Conduct  of  Business.
       ---------------------

     Until the Closing, or upon notice of termination by either party, neither Modular nor Affiliated, shall take no action which results in any material change or aggregate of changes in the condition, financial or otherwise, in the business, operations, liquidity, property, assets, liabilities, obligations or prospects of Modular or Affiliated.

2.     Trade  Secrets  and  Confidentiality.
       ------------------------------------

     At no time shall either party disclose or make available to any person, business concern or other entity any proprietary or confidential information to anyone other than either party's authorized recipient of such disclosure under the terms of this Letter of Intent.

2.     Limitation  of  Liability.
       -------------------------

     In no event will either party be liable to the other for any claims or damages including, without limitation, any lost revenues, lost profits, lost savings, lost sales or other incidental, special, indirect or consequential damages arising out of this Letter of Intent, except as otherwise provided herein.

2.     Escrow  Agreement.
       -----------------

     Affiliated and Modular agree that all documents assigning or transferring the rights and assets of Modular to Affiliated will be conditional and held in trust by Brian A. Lebrecht, Esq. ("Escrow Agent") pending the timely fulfillment of Affiliated's advance of $500,000.00 during the Escrow Period. Upon timely funding to Affiliated, Modular will deliver an authorization letter to Escrow Agent to release the documentation to Affiliated. The parties hereto agree to enter into such indemnifications and irrevocable powers of attorneys as may be necessary to indemnify Escrow Agent.


2.     Termination  by  Modular
       ------------------------

     Modular may rescind the merger with Newco after the Closing, upon delivery of written notice from the CEO of Modular to the CEO of Affiliated at any time prior to the completion of the Funding Period, as follows:

A.     Before  end  of  Escrow  Period.

          If, before the expiration of the Escrow Period, a material default occurs or is discovered by Modular, Modular has the irrevocable right to rescind and terminate the transaction with offset of liquidated damages in the amount of $200,000.00 as hereinbefore provided.


B.     After  Escrow  Period  and  Before  Funding  Period.

          In the event of a material breach or discovery of a material misrepresentation by Affiliated subsequent to the close of the Escrow Period, but prior to the completion of the Funding Period, Affiliated has the irrevocable right to rescind and terminate the transaction without offset of liquidated damages in the amount of $200,000.00 as hereinbefore provided and repayment of all advances by Affiliated, plus interest at 10% from each funding.

C.     Termination  by  Modular  Before  Completion  of  Funding

          In the sole discretion of Modular, in the event of a discovery of an undisclosed obligation in excess of $250,000.00, with or without default by Affiliated, prior to the completion of the Funding Period, Modular may elect to terminate and/or rescind this transaction upon notice to Affiliated and repayment to affiliated of any advances with interest at 12% and tender of 5% of the common stock of Modular in complete satisfaction of all damages or claims costs or expenses of Affiliated within 20 days of the notice.

12.     Arbitration.
        -----------

     The parties hereby agree that all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Letter of Intent, the acquisition documents, or otherwise, including, without limitation, contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association upon the request of either party to be conducted in Houston, Harris County, Texas. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Letter of Intent, or any of the other acquisition documents or otherwise shall preclude any party from seeking equitable relief from a court of competent jurisdiction. Statute of limitations, estoppel, waiver, laches, and other similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.


13.     Miscellaneous  Provisions.
        -------------------------

     13.1 RELATIONSHIP OF PARTIES. The parties hereto agree and acknowledge that the relationship between Affiliated and Modular shall in no way be construed as either party being an agent or representative of the other in any dealings in which either party may have with any other person or entity, and Affiliated and Modular has no power to act for or to legally bind the other in any such transaction.

13.2 ASSIGNABILITY. Assignment of this Letter of Intent by either party must be approved in writing by the other party.

13.3 COUNTERPARTS. This Letter of Intent may be executed in several counterparts, all of which taken together shall constitute one single Letter of Intent between the parties hereto.

13.4 AUTHORITY AND ACCEPTANCE. Each of the undersigned parties warrants and that he has full authority to sign and execute this Letter of Intent.

     If this Letter of Intent represents your understanding of the contemplated transaction, please execute a copy of this statement and return it to this office.

Modular  Processing Technologies, Inc.          Affiliated Resources Corporation


___________________________________            ________________________________
John  E.  Hollingshead                         Peter  C.  Vanucci
President                                      Chairman  and  CEO